EXHIBIT 5.9
CONSENT OF COLIN WEBSTER
In connection with Alamos Gold Inc.’s registration statement on Form F-10 (the “Registration Statement”), and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission, I, Colin Webster, P.Eng, Vice President, Sustainability & External Affairs, Alamos Gold Inc., , hereby consent to the use of and references to name, and the inclusion and incorporation by reference in the Registration Statement of the information approved by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement.
Yours truly,

By:     /s/ Colin Webster
Colin Webster, P.Eng
Vice President, Sustainability & External Affairs,
Alamos Gold Inc.
May 31, 2023